Exhibit 10.6

Jiangsu Austin Optronics Technology Co., Ltd.

Polarizer Manufacturing Project

Investment Agreement

Investment Agreement

Party A: The People's Government of Shuangliu District, Chengdu City

Legal representative: Xu Gang

Party B: Jiangsu Austin Optronics Technology Co., Ltd.

Legal representative: Ling Tao

In accordance with the overall planning of urban development and land use in Shuangliu District, in order to promote the leapfrog development of regional economy, in light of the relevant national laws and regulations and the relevant policies on using foreign investment in Shuangliu District, through friendly consultation between Party A and Party B (hereinafter referred to "both parties" collectively), on the basis of equality, mutual benefit, good faith and joint development, the following cooperation agreement(hereinafter referred to "the Agreement") is hereby reached:

Chapter 1: Project overview

Article 1 Project name: polarizer manufacturing project (hereinafter referred to as "the Project").

Article 2 Project construction content: post-processing and sales of polarizer and other liquid crystal membrane materials.

Chapter 2: Project investment scale, progress and benefits

Article 3 Project investment scale: The total investment shall not be less than 100 million yuan (The accounting amount shall be in RMB, the same below), in which the fixed asset investment shall not be less than 80 million yuan (The fixed asset investment mentioned in the Agreement includes the investment of land, buildings, attachments and productive fixed assets).

Article 4 Project construction period: Phase 1 construction of the Project shall be completed and put into operation within 18 months from the date of Party A's land supply; Phase 2 construction of the Project shall be completed and put into operation within 36 months.

Article 5 Project construction progress:

Within 4 months from the date of Party A's land supply, Party B shall enter the site for commencement of construction (The commencement construction standard refers to the all-round excavation of Party B's project infrastructure, and the site entry of safety supervision and quality supervision of the competent authorities of construction);

The fixed asset investment of the Project shall be completed within 12 months from the date of Party A's land supply, and Phase 1 construction of the Project shall be completed and pass the completion acceptance inspection for filing;

Within 18 months from the date of Party A's land supply, Phase 1 of the Project shall be put into production officially.

The total investment of the project shall be completed within 36 months from the date of Party A's land supply.

The specific fixed assets, total investment and completion time of official production commencement shall be determined according to the production capacity schedule of Chengdu CEC Panda Display Technology Co., Ltd.

Article 6 Designed energy consumption demand of the Project: water 240 tons / day, electricity 2000 KVA.

Article 7 Project benefits: After the project is put into operation, the annual output value of Phase I shall not be less than 300 million yuan, and the annual tax revenue shall not be less than 5 million yuan (the annual tax assessment includes that of value-added tax and corporate income tax, the same below).

Chapter 3: Project enforcer

Article 8 Within 30 days from the date of signing the Agreement, Party B shall establish an independent legal person enterprise (hereinafter referred to as "the Project Company") with industrial and commercial registration and tax payment relationship in Shuangliu District, which is absolutely controlled by Party B and specializes in production in the park to implement the Project. The registered capital of the Project Company is 30 million yuan. After the establishment of the Project Company, Party B shall clearly inherit the rights and obligations of Party B under the Agreement in written form, and Party B shall be jointly and severally liable to Party A for the Project Company's performance of its obligations under the Agreement and the liabilities for breach of contract to be borne by the Project Company due to breach of obligations.

Article 9 The actual operation period of the Project Company in Shuangliu District shall not be less than 15 years (calculated from the date when the Project is officially put into operation). Within this period, the industrial and commercial registration place and tax payment relationship of the Project Company shall not be moved out of Shuangliu District, and the main production and operation and office places of the Project Company shall not be moved out of Shuangliu District, unless the Project Company terminates its operation in Shuangliu District in advance with the written consent of Party A or due to force majeure.

Chapter 4: The land use of the Project

Article 10 Project site: the proposed site of the Project is located in Xihanggang Economic Development Zone, Shuangliu District (The specific location shall be subject to the planning sketch map issued by the planning authorities), and the proposed land use of the Project is about 50 mu (equivalent to more than 3.33 hectares) (The specific location and land use area of the Project shall be determined according to the planning scheme and planning conditions).

Article 11 The nature of the land use of the Project is industrial land use.

Party A shall, as a whole, publicly list and transfer the land parcel of the Project in the form of "listing, transfer and delivery of net land", and Party B or the Project Company shall actively participate in the bidding according to law. If the bid of Party B or the Project Company is successful, Party B or the Project Company shall sign the Contract for the Transfer of the Right to Use State Owned Construction Land with the land authorities of Party A and implement it according to the requirements of the contract. If Party B's bid is unsuccessful, the Agreement shall be automatically annulled.

The specific contents such as the location, boundary, purpose and area of the land use of the Project shall be subject to the transfer document and the Contract for the Transfer of the Right to Use State Owned Construction Land.

Chapter 5: Tax assessment

Article 12 Party B's taxation intensity shall not be less than 150000 yuan / mu (equivalent to 2250000 yuan/hectare) in the first three years after the Project is completed and put into operation. Party A authorizes the Administrative Committee of Xihanggang Economic Development Zone to carry out tax assessment on Party B in the fourth year (The tax scope of taxation intensity accounting is only limited to corporate income tax and value-added tax, and the calculated land use area shall be subject to the net land use area of the Project, the same below). If Party B's taxation intensity in the first three years does not reach 150000 yuan / mu, it shall fully make up for the difference with the tax commitment in cash within the time limit required by Party A in the fourth year (i.e. The total tax commitment in the three years shall be calculated according to 150000 yuan / mu every year). If Party B fails to fully make up for the difference within the time limit, it shall be deemed as Party B's breach of contract. In addition to fully making up for the difference, Party B shall pay to Party A liquidated damages equivalent to the total transfer price of the land use right of the Project calculated by the benchmark land price for the same kind of land at that time.

Chapter 6: Party A's rights and obligations

Article 13 Party A shall, in accordance with the law, transfer the land for the Project by public listing. If Party B or Party B's Project Company obtains the land of the Project in accordance with the law, Party A shall secure the Real Property Certificate for Party B in accordance with the Contract for the Transfer of the Right to Use State Owned Construction Land.

Article 14 If Party B or Party B's Project Company obtains the land of the Project according to law, Party A shall be responsible for delivering the land of the Project to Party B according to the following standards:

1. Net land delivery: The net land within the scope of land delivery refers to the land after deducting the area of the urban municipal (planned) roads, public green space, reserved water area and municipal public facilities (social public parking lot, sewage treatment plant/station and substation station);

2. Clear land ownership and boundary;

3. The land is free from any debt or claim of the third party, and is free from any mortgage or seal-up;

4. The above-ground buildings and structures have been completely removed; the ground accessories (trees, young crops, earthwork and garbage, etc.) have all been removed from the site.

5. Six accesses:

(1) Roads: According to the development and construction sequence, the municipal planning roads around each land parcel shall be completed and connected with the main roads before the commencement of each land parcel.

(2) Water supply: The pipe network shall be connected to the site adjacent to the red line of each land parcel, and there shall be at least one interface for each land parcel, with the pipe diameter of DN100;

(3) Drainage: The pipe network shall be laid to the site adjacent to the red line of each land parcel, and at least one drainage interface shall be reserved, and connected with the municipal drainage pipe network system;

(4) Gas: To be laid the site adjacent to the red line of each land parcel of the Project, with a reserved interface;

(5) Electric power: Temporary power supply shall be provided for the commencement of the Project;

(6) Communication: The multi-direction and multi-route communication ring network shall be introduced into the land parcel of the Project.

Article 15 After the Agreement comes into effect and Party B registers and establishes the Project Company in accordance with the Agreement and actually obtains the land, Party A shall provide Party B with the relevant data required for the project construction in accordance with the law.

Article 16 Party A shall assist Party B in securing the relevant permits and procedures required for the construction and operation of the Project.

Article 17 Party A shall create a good construction environment and production and operation environment for Party B, and protect Party B's legitimate production and operation according to law.

Article 18 Party A shall review, supervise and guide the industrial and commercial tax registration, planning, design and construction of Party B for the Project, and Party B shall actively cooperate with Party A in this regard.

Chapter 7: Party B's rights and obligations

Article 19 Party B undertakes that:

1. The Project conforms to the relevant provisions of the national, provincial and municipal industrial policies, is not a prohibited or eliminated project listed in the Industrial Catalog, and conforms to the relevant provisions of the provincial, municipal and district industrial layout planning.

2. The Project meets the requirements of the overall land use planning, urban planning, industrial planning, environmental impact assessment, safety, fire protection and other relevant requirements of the project location, and the national, provincial and municipal requirements of energy conservation and emission reduction.

3. The investment intensity of the Project shall meet the requirements of relevant provincial and municipal regulations and relevant documents of Shuangliu District.

4. The construction indicators of the Project conforms to the relevant requirements of Shuangliu District planning authorities on project construction (building density ≥ 255%, plot ratio ≥ 1.2, finally subject to the notice of planning and design conditions issued by the planning authorities).

Article 20 Party B shall participate in the bidding for the land of the Project according to law. If Party B successfully wins the bidding for the land of the Project, Party B shall pay the land price on time in accordance with the Contract for the Transfer of the Right to Use State Owned Construction Land, shall not transfer or rent out the land of the Project, shall not change the purpose of the land of the Project, and shall perform relevant obligations in the Contract for the Transfer of the Right to Use State Owned Construction Land other than those in the Agreement.

Article 21 Before carrying out the site leveling, Party B shall submit the site leveling plan to the relevant authorities of Party A for review, and implement it only after the approval of the relevant authorities of Party A. The site leveling must conform to the detailed regulatory planning uniformly formulated by Party A's planning authorities and the regulations of relevant functional authorities on the main control elevation of roads and rainwater and sewage pipes. In case of earth borrowing or discarding during construction, Party B shall seek earth from an adjacent area for balance according to the relevant requirements of Party A, and then borrow or discard earth in the designated place according to the requirements of Party A for the insufficient or surplus part.

Article 22 Within 90 days from the date when Party B or the Project Company obtains the land for the Project, Party B shall submit the planning and design scheme (including but not limited to the plant layout, construction design drawing and building renderings) to the Shuangliu District Planning Committee for examination and approval. Party B shall carry out investment construction based on the planning and design scheme approved by the Shuangliu District Planning Committee.

If Party B fails to pass the environmental impact assessment and safety assessment of the Project(but Party B is obliged to actively perform the relevant application procedures, including preparing and cooperating to provide relevant data, etc.), the Agreement will be automatically terminated.

Article 23 Party B undertakes to invest, construct, commence, complete and put the project into operation in strict accordance with the Agreement, realize the project benefits agreed in the Agreement, and choose Shuangliu first for the industrialization of its new products in the future.

Article 24 Without the approval of Party A, Party B shall not transfer the Project to a third party in any way, including but not limited to the overall transfer of the project, the transfer of the company's equity or the actual transfer of the project to a third party for construction and operation.

Article 25 After the completion of the Project, Party B shall undertake to hold and operate the Project by itself as a whole, and shall not try to secure the real property right certificate separately, and shall not transfer the real property right to a third party.

Article 26 No activity of Party B on the land of the Project shall impair or damage the surrounding environment and facilities, or cause any loss to the country or others, otherwise Party B shall bear its own responsibility. During the production and operation period, Party B must abide by national laws and regulations and policies, pay taxes according to regulations and operate the Project in accordance with laws.

Article 27 Party B undertakes to give priority to the recruitment and employment of labor force in Shuangliu District.

Article 28 Party B shall actively apply for the title of Enterprise above Designated Size, and Party A shall provide assistance.

Chapter 8: Liability for breach of contract

Article 29 Under any of the following circumstances, in addition to Party B's payment of liquidated damages in accordance with the provisions of this clause, Party A shall have the right to rescind the Agreement. If the land for the project has been delivered, Party A shall recover it free of charge:

1. If Party B fails to commence the construction of the Project according to the Agreement for Party B's reason, and Party B still fails to commence the construction of the Project within 30 days after Party A's written reminder, Party B shall pay Party A liquidated damages for each day of delay equivalent to 0.01% of the total amount of the transfer price of the land use right of the Project calculated according to the benchmark land price of the same kind of land use at that time. If Party B fails to commence the construction of the Project for one year or above, the Land Administration Law of the People's Republic of China, Measures for Disposal of Idle Land and other laws and regulations shall prevail.

2. If, for Party B's reason, the Project is shut down for more than 3 months or the completion acceptance and production commencement of the Project are overdue for more than 3 months, Party B shall notify Party A in written form and state the reason. If Party B's reason is not approved by Party A in written form, Party B shall pay Party A liquidated damages for each day of delay equivalent to 0.01% of the total amount of the transfer price of the land use right of the Project calculated by the benchmark land price of the same kind of land use at that time. If Party B fails to pay the above on time, Party A shall have the right to rescind the Agreement and require Party B to return the subsidies and awards already enjoyed, and Party A shall have the right to continue to require Party B to pay liquidated damages.

3. Party B shall compensate Party A for all significant economic or reputation losses of Party A caused by Party A's violation of relevant national, provincial and municipal laws and regulations.

Article 30 Under any of the following circumstances, Party B shall pay liquidated damages in accordance with the provisions of this clause. If Party B fails to pay liquidated damages for breach of contract within 60 days after Party A's reminder, Party A shall have the right to rescind the Agreement and recover the land of the Project if Party B's breach of contract meets the conditions of recoverable land stipulated by relevant laws and regulations:

1. If the project construction content, plot ratio and planning and design conditions of Party B do not conform to the Agreement, Party B shall pay Party A liquidated damages equivalent to the total transfer price of the land use right of the Project calculated at the benchmark land price of the same kind of land at that time, and Party A shall have the right to require Party B to return the subsidies and awards already enjoyed.

2. If the fixed asset investment scale of Party B for the Project fails to meet that stipulated in the Agreement, Party B shall fully make up for the difference of fixed asset investment within two years from the date of receiving Party A's notice. If Party B fails to fully make up for the difference within the time limit, Party B shall bear the liquidated damages equivalent to 0.01% of the difference for each day, and Party A shall have the right to require Party B to return the subsidies and awards already enjoyed.

3. If Party B changes the nature of the land in violation of the Agreement, or transfers, transfers in disguised form, rents out the Project or the land of the Project or transfers the housing property right of the Project to a third party, then Party B shall pay Party A twice of the total amount of the transfer price of the land use right of the Project calculated based on the benchmark land price of the same kind of land at that time. If Party B fails to pay the above on time, Party A shall have the right to rescind the Agreement and require Party B to return the subsidies and awards already enjoyed, and Party A shall have the right to continue to require Party B to pay the liquidated damages.

4. If Party B, in violation of this agreement, moves the industrial and commercial registration and tax payment relationship of the Project Company out of Shuangliu District in advance or moves the main production, operation and office places of the Project Company out of Shuangliu District, Party B shall pay Party A liquidated damages equivalent to the total amount of the transfer price of the land use right of the Project calculated by the benchmark land price of the same kind at that time.

Article 31 Party B's any other violations of the Agreement than those stipulated in the Agreement shall be corrected within 60 days after Party A's written notice. If Party B fails to correct its breach within the above period, Party A shall have the right to rescind the Agreement, and Party A shall also have the right to require Party B to return the subsidies and awards already enjoyed.

Article 32 Under any of the following circumstances, the Agreement shall be terminated automatically. If Party B violates the Agreement, Party A shall have the right to cancel the preferential policies for support to Party B, and Party B shall return all the subsidies and awards for fixed assets already enjoyed, and shall pay Party A liquidated damages equivalent to the total amount of the transfer price of the land use right of the Project calculated at the guidance price in the same area for the same kind of land at that time:

1. Being ordered to stop business or being deprived of business license by the authority of administration for industry and commerce

2. Be adjudicated bankrupt or liquidated by the judicial organ.

3. The company is dissolved due to violation of the Company Law.

4. Other circumstances in which Party B or the Project Company is unable to continue to perform the Agreement or continue to operate the project.

Article 33 If Party A exercises the right to rescind the Agreement in accordance with the Agreement, Party A may recover the land of the Project free of charge. If there are buildings on the land of the Project and it is determined by Party A that they have no use value, Party B shall dismantle them by itself and bear the relevant costs; if there are buildings on the land of the Project and it is determined by Party A that they have use value, then after Party A's relevant unit carries out auditing confirmation according to the fixed quota pricing standards of the list of the projects of government investment, Party B can be compensated appropriately on the basis of considering the fault degree of Party B. In case of any loss caused to Party A due to Party B's breach of contract, Party B shall compensate Party A for the actual loss.

Article 34 If either party of the Agreement is unable to perform its obligations in accordance with the Agreement due to the impact of force majeure, the party shall not bear to the other party any liability for breach of contract due to any delay in performance or inability of performance caused by this.

Chapter 9: Notification

Article 35 Any notice sent by either party in connection with the Agreement shall be delivered to the other party in written form. The notice can be delivered by face-to-face delivery, fax, letter and other means: If it is sent by fax (It needs to be proved that the complete and uninterrupted fax has been sent to the relevant fax number), it shall be deemed as delivered on the next working day. If it is sent by letter, it shall be deemed as delivered on the fifth working day after the date of mailing (subject to the postmark). If it is delivered face to face, it shall be deemed as delivered when the other party signs for receipt. If either party's contact information is changed, it shall notify the other party in writing in a timely manner, otherwise the notice delivered by the other party in accordance with the contact information in the Agreement shall be deemed as served.

Article 36 In order to assist Party B in the implementation of the Project, Party A designates Shuangliu District Investment Promotion Bureau as the leader of the Project, which is responsible for contacting all functional authorities of Party A and Party B so as to fulfill their respective obligations under the Agreement in a timely manner, and designates the contact person Duan Zhengqing (Tel.: 18908066618) to be responsible for contacting Wang Lei (Tel.: 13913836688), the project construction director designated by Party B , providing relevant services, assisting in solving the problems and difficulties encountered by Party B in the process of investment, construction and production, and coordinating to solve the relationship between Party B and relevant government authorities.

Chapter 10: Miscellaneous

Article 37 Both parties agree that if Party B wins the land for the Project by bidding, it shall strictly implement the relevant project content, investment scale, construction progress and liability for breach of contract in the Agreement. Party B shall strictly perform the Agreement, the Contract for the Transfer of the Right to Use State Owned Construction Land and the relevant supplementary agreements.

Article 38 In case of any adjustment of national laws, regulations and upper-level policies during the implementation of the Agreement, the new regulations based on due adjustment shall prevail. However, if the Project cannot continue to be implemented due to the planning adjustment of the government at or above the municipal level in the process of project construction or operation, the Agreement shall be automatically terminated and Party B shall cooperate unconditionally.

Article 39 Both parties agree to treat the existence and contents of the Agreement and the information exchanged between them as confidential, and shall not disclose any of the above to any third party in any form without the prior consent of the information provider, unless required by applicable laws.

Article 40 The validity, interpretation and performance of the Agreement shall be governed by the laws of the People's Republic of China. In the event of any dispute arising out of or in connection with the Agreement, both parties shall first try to resolve it through friendly negotiation. If no settlement can be reached through negotiation, both parties agree to bring a lawsuit to the People's Court with due jurisdiction in the place where the Agreement is performed.

Article 41 For matters not covered in the Agreement, both parties may negotiate separately and sign a supplementary agreement. The annexes to the Agreement shall be an integral part of the Agreement and have the same legal effect as the Agreement.

Article 42 The Agreement shall come into force after being signed by the legal representatives or authorized representatives of both parties and stamped with their official seals.

Article 43 The Agreement is made in octuplicate, with each party holding four copies. Each copy has the same legal effect.

Annexes:

1. Copy of the original and duplicate of Party B's business license (stamped with its original seal);

2. Identity certificate of Party B's legal representative;

3. A copy of the ID card of the legal representative of Party B (stamped with the original seal of the legal representative and signed by the legal representative himself);

4. Original of power of attorney (stamped with the original seal of the legal representative and signed by the legal representative himself);

5. Copy of ID card of authorized representative (stamped with the original seal of the authorized representative, if any)

Party A: The People's Government of Shuangliu District, Chengdu City (seal) Legal representative: Signature (seal): /s/ Zeng Hu	Party B: Jiangsu Austin Optronics Technology Co., Ltd. (seal) Legal representative: Signature (seal): /s/ Tao Ling September 6, 2017